CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify Wireless, Inc.
Redwood Shores, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 16, 2006 relating to the consolidated financial statements of Wherify Wireless, Inc. as of June 30, 2006 and for each of the years in the two-year period then ended.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

November 9, 2006

Registered Public Company Accounting Oversight Board
American Institute of Certified Public Accountants, SEC Practice Section
Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 - voice | (713) 266-1815 - fax | www.malone-bailey.com